Exhibit 99.1

Nephros Appoints Wes Lobo to Chief Commercial Officer

SOUTH ORANGE, NJ, September 1, 2021 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing innovative filtration and pathogen detection solutions to healthcare and commercial markets, today announced the appointment of Wes Lobo to the role of Chief Commercial Officer.

Mr. Lobo first joined Nephros in February 2021 as Chief Marketing Officer. In the expanded role of Chief Commercial Officer, he will be responsible for all commercial strategy and operations including sales, marketing, business development, product management, and customer service.

“As a growth-focused business, Nephros requires a unified commercial organization built on consistent strategy, messaging, and relationship management that focuses on the unique needs of our partners and end-customers,” said Andy Astor, Chief Executive Officer. “In a very short time, Wes has become a key leader in the company, adding significant strategic and operational value to our decision making, while establishing a scalable marketing infrastructure. We are excited to widen Wes’s scope of responsibility to include all commercial activities across our business.”

“I joined Nephros hoping that the promise of the opportunity would match the reality,” said Mr. Lobo. “I can now confidently say that my enthusiasm and passion have only increased, both for the Nephros team and for the company’s growth opportunity. I am humbled and honored to be part of the Nephros family and to lead our efforts at being a trusted resource to our partners and customers for their water quality needs.”

About Nephros

Nephros, Inc. is a leading water technology company focused on improving the human relationship with water. We provide innovative filtration and pathogen detection as part of an integrated approach to water safety that combines science, solutions, and support services. Nephros products serve the needs of customers within the healthcare and commercial markets, offering both proactive and emergency responses for water management.

For more information about Nephros, please visit www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the benefits expected from Nephros’s new Chief Commercial Officer and other statements that are not historical facts, including statements accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, the impact of the COVID-19 pandemic, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

(201) 345-0824

andy@nephros.com